EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL COMPANY REPORTS RIQUENT® WELL TOLERATED IN THREE
STUDIES AT INTERNATIONAL LUPUS CONGRESS

SAN DIEGO, May 24, 2007 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that it presented three papers related to Riquent® (abetimus sodium), its drug candidate for systemic lupus erythematosus (“lupus” or “SLE”) at the 8th International Congress on SLE. The first presentation reviewed recently announced safety and interim antibody data from the current Phase 3 study which highlighted the definitive and significant dose response observed between the 100 mg, 300 mg and 900 mg doses of Riquent compared with placebo (p=0.0001). The second presentation reviewed the safety and drug levels of Riquent at doses up to 2400 mg in healthy volunteers and the third, cardiovascular safety in healthy volunteers.

”These three presentations provide important, additional data that continue to indicate that Riquent is well tolerated even at much higher doses,” said Deirdre Y. Gillespie, M.D., President and Chief Executive Officer of La Jolla Pharmaceutical Company. “Unlike other medications currently used to treat lupus that can severely suppress the immune system and can result in serious infections, Riquent is highly specific and designed not to suppress the healthy functions of the immune system. We believe that Riquent has the potential to be highly efficacious and well-tolerated – it is designed to specifically target and reduce antibodies to double-stranded DNA (anti-dsDNA) that are believed to cause lupus renal disease.”

Interim Antibody Data

Michael Tansey, M.D., Ph.D., the Company’s Chief Medical Officer, presented on Thursday, May 24, 2007, a detailed review of the recently announced interim antibody reduction data from the current international Phase 3 clinical trial of Riquent in a talk entitled: “Effect of Three Doses of Abetimus and Placebo on ds-DNA Antibodies in Patients with SLE and a History of Renal Flare — An Interim Analysis.”

In the talk, Dr. Tansey highlighted data supporting the dose response observed between the 100 mg, 300 mg and 900 mg doses of Riquent compared with placebo (p=0.0001). The reductions in median antibody levels between the Riquent treatment groups and the placebo treatment group at week 8 were 100 mg: 30%; 300 mg: 40%; 900 mg: 58% (p=0.0032, p<0.0001, p<0.0001, respectively). To date, the adverse event profile for all patients in the study, including those treated with the 300 mg and 900 mg doses, does not appear to differ from that seen in previous studies, where only 100 mg of Riquent was the treatment dose.

Riquent Drug Levels and Safety at Higher Doses

In addition to Dr. Tansey’s talk, the Company presented two posters detailing data from previously completed clinical safety studies of Riquent. The first poster, “Safety and Pharmacokinetic Assessment of Abetimus Sodium in Healthy Volunteers,” evaluated the safety, tolerability and pharmacokinetics of Riquent at doses up to 2400 mg in healthy male and female volunteers. Riquent was well tolerated at all doses. As seen with many DNA-containing drugs, Riquent treatment was associated with a dose-dependent increase in activated partial thromboplastin time (aPTT), but not prothrombin time (PT), which was not considered clinically significant.

Electrocardiographic Safety

The second poster presentation, “Electrocardiographic Safety Assessment of Abetimus Sodium in Healthy Volunteers,” summarized cardiovascular safety assessments including the potential to increase QT wave prolongation following Riquent treatment at doses of 100 mg and 300 mg. Studies to evaluate the potential of a new drug to increase QT wave prolongation are standard safety assessments of most drugs in development. The data demonstrated no effect of abetimus on changes in QT wave prolongation from baseline. In this study, Riquent was well tolerated and the incidence of adverse events was similar in the placebo, 100 mg and 300 mg groups. In addition, patients exhibited no serious adverse events, and no subject discontinued the study.

About Riquent

Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. Riquent has been well tolerated in all 13 clinical trials, with no serious Riquent-related side effects identified to date. Riquent’s only known biological activity is the reduction of circulating levels of anti-dsDNA antibodies. Increases in these antibodies are associated with an increased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials where they were measured.

About Lupus

Lupus is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many are diagnosed with the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. To date, no lupus specific drug has been approved in the U.S.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks, assumptions and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent® (abetimus sodium), previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties or the validity or enforceability of our intellectual property rights, including the ability of the recently issued European composition of matter patent to survive any opposition proceedings. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the availability of sufficient financial resources, timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements are subject to the risks, uncertainties and other factors described in the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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